EXTENSION AMENDMENT

From:	Highland Funds II, on behalf of its series Highland Energy MLP Fund
c/o Highland Capital Management Fund Advisors, L.P. 200 Crescent Court, Ste. 700
Dallas, TX 75201
Attn: James Palmer
Facsimile no.: (972) 628-4147

To:	The Bank of New York Mellon

Re:	Extension Amendment

Date:	January 28, 2019

In accordance with Section 1.01 of the Master Margin Loan Agreement dated as of March 2, 2016, between Highland Funds II, on behalf of its series Highland Energy MLP Fund (the “Borrower”), and The Bank of New York Mellon (the “Bank”), the Borrower hereby proposes to extend the Maturity Date and make such other adjustments as are specified herein. If the Bank accepts, then upon the Bank’s execution of this Extension Amendment (the date of such execution, the “Extension Effective Date”), the Maturity Date (the “Old Maturity Date”) shall be extended to the New Maturity Date specified below (the “New Maturity Date”) and the following terms shall apply for the period from and including the Extension Effective Date to but excluding the New Maturity Date.

New Maturity Date:	February 26, 2020
New Margin Loan Commitment Amount:	$15,000,000
New Spread:	1.10%
New Commitment Fee Rate:	0.40%

If you accept the proposal set out above, please execute this Extension Amendment and return a copy to us.

[Signature Page Follows]

EXTENSION AMENDMENT

Yours Sincerely,

HIGHLAND FUNDS II, on behalf of Highland Energy MLP Fund

By:	/s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Treasurer, Principal Executive Officer and Principal Financial and Accounting Officer

Extension Amendment accepted and executed as of February 22, 2019 by

THE BANK OF NEW YORK MELLON

By:	/s/ Stephen C. Brennan
Name: Stephen C. Brennan
Title: Director

By:	/s/ Kieran A. Lynch
Name: Kieran A. Lynch
Title: Managing Director